Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 24, 2015, relating to the financial statements and financial highlights which appears in the April 30, 2015 Annual Report to Shareholders of PowerShares S&P 500 Quality Portfolio, formerly known as PowerShares S&P 500 High Quality Portfolio, (a series of PowerShares Exchange-Traded Fund Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

March 17, 2016